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UNITED STATES	OMB Number: 3235-0145
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SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Pinnacle Airlines Corp.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

723443107

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 535,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 535,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 535,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 535,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 535,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 535,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 535,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 535,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 535,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 535,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 535,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Strategic Value Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 654,368 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 654,368 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 654,368 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 654,368 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 654,368 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 654,368 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 654,368 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 654,368 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 654,368 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 349,369 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 349,369 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 349,369 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 349,369 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 349,369 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 349,369 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 349,369 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 349,369 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 349,369 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,003,737 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,003,737 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,003,737 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,003,737 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,003,737 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,003,737 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,539,695 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,539,695 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,539,695 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,539,695 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,539,695 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,539,695 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 1,539,695 shares of Common Stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 1,539,695 shares of Common Stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

23	Percent of Class Represented by Amount in Row (9) 8.5%

24	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,539,695 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,539,695 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 8.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 1,539,695 shares of Common Stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 1,539,695 shares of Common Stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 1,539,695 shares of Common Stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

23	Percent of Class Represented by Amount in Row (9) 8.5%

24	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Pinnacle Airlines Corp. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices 1689 Nonconnah Blvd., Suite 111 Memphis, Tennessee 38132

Item 2.
(a)

Name of Person Filing
This statement is filed by Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), Apollo Value Advisors, L.P. (“Value Advisors”), Apollo Value Capital Management, LLC (“Value Capital Management”), Apollo Value Management, L.P. (“Value Management”), Apollo Value Management GP, LLC (“Value Management GP”), Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), Apollo SVF Advisors, L.P. (“SVF Advisors”), Apollo SVF Capital Management, LLC (“SVF Capital Management”), Apollo SVF Management, L.P. (“SVF Management”), Apollo SVF Management GP, LLC (“SVF Management GP”), Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), Apollo SOMA Advisors, L.P. (“SOMA Advisors”), Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), Apollo Management Holdings, L.P. (“Holdings”), Apollo Management Holdings GP, LLC (“Holdings GP”), Apollo Principal Holdings II, L.P. (“Principal II”), Apollo Principal Holdings II GP, LLC (“Principal GP”), Apollo Capital Management, L.P. (“Capital Management”), and Apollo Capital Management GP, LLC (“Capital Management GP”).  Value Master Fund, SVF Master Fund and SOMA Fund each hold shares of Common Stock.  Value Advisors serves as the managing general partner of Value Master Fund, Value Management serves as the manager of Value Master Fund, SVF Advisors serves as the managing general partner of SVF Master Fund, SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and SOMA Advisors serves as the general partner of SOMA Fund.  Value Capital Management serves as the general partner of Value Advisors, Value Management GP serves as the general partner of Value Management, SVF Capital Management serves as the general partner of SVF Advisors, SVF Management GP serves as the general partner of SVF Management, and SOMA Capital Management serves as the general partner of SOMA Advisors.  Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II.  Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management.  Holdings is the sole member-manager of Capital Management GP, and Holdings GP is the general partner of Holdings.  Value Master Fund, Value Advisors, Value Management, SVF Master Fund, SVF Advisors, SOMA Fund, SOMA Advisors, Value Capital Management, Value Management GP, SVF Capital Management, SVF Management, SVF Management GP, SOMA Capital Management, Principal II, Principal GP, Capital Management, Capital Management GP, Holdings and Holdings GP are collectively referred to herein as the “Reporting Persons.”

	(b)	Address of Principal Business Office or, if none, Residence The principal office of each of the Reporting Persons is One Manhattanville Road, Suite 201, Purchase, New York 10577.
(c)

Citizenship
SOMA Fund, Value Advisors, Value Management, SVF Advisors, SOMA Advisors, SVF Management, Capital Management, Holdings and Principal II are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SVF Capital Management, SVF Management GP, SOMA Capital Management, Capital Management GP, Holdings GP and Principal GP are each Delaware limited liability companies. Value Master Fund and SVF Master Fund are both exempted limited partnerships registered in the Cayman Islands.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).
	(e)	CUSIP Number 723443107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:

Value Master Fund:	535,958 shares of Common Stock
Value Advisors:	535,958 shares of Common Stock
Value Management:	535,958 shares of Common Stock
Value Capital Management:	535,958 shares of Common Stock
Value Management GP:	535,958 shares of Common Stock
SVF Master Fund:	654,368 shares of Common Stock
SVF Advisors:	654,368 shares of Common Stock
SVF Capital Management:	654,368 shares of Common Stock
SOMA Fund:	349,369 shares of Common Stock
SOMA Advisors:	349,369 shares of Common Stock
SOMA Capital Management:	349,369 shares of Common Stock
SVF Management:	1,003,737 shares of Common Stock
SVF Management GP:	1,003,737 shares of Common Stock
Capital Management:	1,539,695 shares of Common Stock
Capital Management GP:	1,539,695 shares of Common Stock
Holdings	1,539,695 shares of Common Stock
Holdings GP	1,539,695 shares of Common Stock
Principal II:	1,539,695 shares of Common Stock
Principal GP:	1,539,695 shares of Common Stock

Value Advisors, Value Management, SVF Advisors, SVF Management, SOMA Advisors, SOMA Capital Management, Value Capital Management, Value

Management GP, SVF Management GP, SVF Capital Management, Capital Management, Capital Management GP, Holdings, Holdings GP, Principal II, Principal GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal members, officers and managers of Holdings GP, Capital Management GP and Principal GP, disclaim beneficial ownership of all shares of the Common Stock in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Value Master Fund:	3.0%
Value Advisors:	3.0%
Value Management:	3.0%
Value Capital Management:	3.0%
Value Management GP:	3.0%
SVF Master Fund:	3.6%
SVF Advisors:	3.6%
SVF Capital Management:	3.6%
SOMA Funds:	1.9%
SOMA Advisors:	1.9%
SOMA Capital Management:	1.9%
SVF Management:	5.5%
SVF Management GP:	5.5%
Capital Management:	8.5%
Capital Management GP:	8.5%
Holdings	8.5%
Holdings GP	8.5%
Principal II:	8.5%
Principal GP:	8.5%

The percentage amounts are based on 18,064,690 shares of Common Stock outstanding as of November 6, 2008 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.

(ii)	Shared power to vote or to direct the vote:

Value Master Fund:	535,958 shares of Common Stock
Value Advisors:	535,958 shares of Common Stock
Value Management:	535,958 shares of Common Stock
Value Capital Management:	535,958 shares of Common Stock
Value Management GP:	535,958 shares of Common Stock
SVF Master Fund:	654,368 shares of Common Stock
SVF Advisors:	654,368 shares of Common Stock
SVF Capital Management:	654,368 shares of Common Stock
SOMA Fund:	349,369 shares of Common Stock
SOMA Advisors:	349,369 shares of Common Stock
SOMA Capital Management:	349,369 shares of Common Stock
SVF Management:	1,003,737 shares of Common Stock
SVF Management GP:	1,003,737 shares of Common Stock
Capital Management:	1,539,695 shares of Common Stock
Capital Management GP:	1,539,695 shares of Common Stock
Holdings:	1,539,695 shares of Common Stock
Holdings GP:	1,539,695 shares of Common Stock
Principal II:	1,539,695 shares of Common Stock
Principal GP:	1,539,695 shares of Common Stock

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
(iv)	Shared power to dispose or to direct the disposition of:

Value Master Fund:	535,958 shares of Common Stock
Value Advisors:	535,958 shares of Common Stock
Value Management:	535,958 shares of Common Stock
Value Capital Management:	535,958 shares of Common Stock
Value Management GP:	535,958 shares of Common Stock
SVF Master Fund:	654,368 shares of Common Stock
SVF Advisors:	654,368 shares of Common Stock
SVF Capital Management:	654,368 shares of Common Stock
SOMA Fund:	349,369 shares of Common Stock
SOMA Advisors:	349,369 shares of Common Stock
SOMA Capital Management:	349,369 shares of Common Stock
SVF Management:	1,003,737 shares of Common Stock
SVF Management GP:	1,003,737 shares of Common Stock
Capital Management:	1,539,695 shares of Common Stock
Capital Management GP:	1,539,695 shares of Common Stock
Holdings:	1,539,695 shares of Common Stock
Holdings GP:	1,539,695 shares of Common Stock
Principal II:	1,539,695 shares of Common Stock
Principal GP:	1,539,695 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2009	APOLLO VALUE INVESTMENT MASTER FUND, L.P.

By:	APOLLO VALUE ADVISORS, L.P.
Its Managing General Partner

By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO VALUE ADVISORS, L.P.

By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO VALUE CAPITAL MANAGEMENT, LLC

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO VALUE MANAGEMENT, L.P.

By:	APOLLO VALUE MANAGEMENT GP, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO STRATEGIC VALUE MASTER FUND, L.P.

By:	APOLLO SVF ADVISORS, L.P.
Its Managing General Partner

By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO SVF ADVISORS, L.P.

By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Manager

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO SVF CAPITAL MANAGEMENT, LLC

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO SVF MANAGEMENT, L.P.

By:	APOLLO SVF MANAGEMENT GP, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By:	APOLLO SOMA ADVISORS, L.P.
Its General Partner

By:	APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO SOMA ADVISORS, L.P.

By:	APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO CAPITAL MANAGEMENT, L.P.

By:	APOLLO CAPITAL MANAGEMENT GP, LLC
Its General Partner

By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO CAPITAL MANAGEMENT GP, LLC

	By:		/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 13, 2009	APOLLO PRINCIPAL HOLDINGS II, L.P.

	By:		APOLLO PRINCIPAL HOLDINGS II GP, LLC
Its General Partner

		By:	/s/ John J. Suydam
John J. Suydam
Vice President

Date: February 13, 2009	APOLLO PRINCIPAL HOLDINGS II GP, LLC

	By:		/s/ John J. Suydam
John J. Suydam
Vice President

Date: February 13, 2009	APOLLO MANAGEMENT HOLDINGS, L.P.

	By:		APOLLO MANAGEMENT HOLDINGS GP, LLC
Its General Partner

		By:	/s/ John J. Suydam
John J. Suydam
Vice President

Date: February 13, 2009	APOLLO MANAGEMENT HOLDINGS GP, LLC

	By:		/s/ John J. Suydam
John J. Suydam
Vice President